Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

COMMUNITY HEALTH SYSTEMS, INC.

AND

QUORUM HEALTH CORPORATION

DATED AS OF [•], 20[•]

i

Section 10.15.	Interpretation	60
Section 10.16.	Public Announcements	60
Section 10.17.	Specific Performance	61
Section 10.18.	Limitations of Liability	61
Section 10.19.	Mutual Drafting	61

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.01(a)	Ancillary Agreements
Schedule 1.01(b)	CHS Insurance Policies
Schedule 1.01(c)	CHS Specified Liabilities
Schedule 1.01(d)	QHC Specified Assets
Schedule 1.01(e)	QHC Facilities
Schedule 1.01(f)	QHC Specified Liabilities
Schedule 1.01(g)	Transferred Entities
Schedule 2.02	Plan of Separation
Schedule 2.07	QHC Financing Transactions
Schedule 2.08(b)(ii)	Intercompany Agreements; Other Agreements to be Assigned
Schedule 2.09(a)	Intercompany Accounts

Exhibits

Exhibit A	Form of Amended and Restated Certificate of Incorporation of QHC
Exhibit B	Form of Amended and Restated By-laws of QHC

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], 20[•], is by and between COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“CHS”), and QUORUM HEALTH CORPORATION, a Delaware corporation (“QHC”).

RECITALS

WHEREAS, the CHS Board of Directors (the “CHS Board”) has determined that it is in the best interests of CHS and its stockholders to create a new publicly traded company that shall operate the QHC Business (as defined herein);

WHEREAS, in furtherance of the foregoing, the CHS Board has determined that it is appropriate and advisable to: (i) separate the QHC Business (as defined herein) from the CHS Business (as defined herein) (the “Separation”); and (ii) following the Separation, make a distribution, on a pro rata basis, to holders of the issued and outstanding common shares, par value $0.01 per share, of CHS (the “CHS Common Stock”) on the Record Date (as defined herein) of all of the outstanding shares of common stock, par value $0.0001 per share, of QHC (the “QHC Common Stock”), owned by CHS (the “Distribution”); and

WHEREAS, QHC has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, the Distribution is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code;

WHEREAS, QHC and CHS have prepared, and QHC has filed with the SEC, a Registration Statement on Form 10, which includes the Information Statement (as defined herein), and which sets forth disclosure concerning QHC, the Separation and the Distribution; and

WHEREAS, each of CHS and QHC has determined that it is necessary and advisable to set forth the principal transactions required to effect the Separation and the Distribution and to describe other agreements that shall govern certain other matters prior to and following the Separation and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined herein), the Parties (as defined herein) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Reference is made to Section 10.15 regarding the interpretation of certain words and phrases used in this Agreement. In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below.

“Actual Deferred Taxes” means the deferred Taxes and prepaid Taxes as defined under GAAP as of the Distribution Date.

“Adjustment” has the meaning set forth in Section 2.12.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. The Parties agree that, for purposes of this Agreement and the Ancillary Agreements, neither QHC nor any of the QHC Subsidiaries, including the Transferred Entities, shall be deemed to be an Affiliate of CHS or any of the CHS Subsidiaries, and neither CHS nor any of the CHS Subsidiaries shall be deemed to be an Affiliate of QHC or any of the QHC Subsidiaries.

“Agent” means American Stock Transfer & Trust Company, LLC, or such other trust company or bank duly appointed to act as distribution agent, transfer agent and registrar for the QHC Common Stock in connection with the Distribution.

“Agreement” means this Separation and Distribution Agreement and each of the Schedules and Exhibits hereto.

“Ancillary Agreements” means the agreements set forth on Schedule 1.01(a) and all other agreements entered into by the Parties or their Subsidiaries (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Arbitration Request” has the meaning set forth in Section 8.02(a).

“Arbitration Rules” has the meaning set forth in Section 8.02(a).

“Assets” means, with respect to any Person, the assets, rights, interests, claims and properties of all kinds, real and personal, tangible, intangible and contingent, wherever located (including in the possession of suppliers, distributors, other Third Parties or elsewhere), of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement and any rights or benefits pursuant to any Proceeding.

“BA Agreement” means any Business Associate Agreement entered into by a Party for purposes of compliance with the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations thereunder.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“By-laws” means the Amended and Restated By-laws of Quorum Health Corporation, substantially in the form of Exhibit B.

“C2” means CHS/Community Health Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of CHS.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Quorum Health Corporation, substantially in the form of Exhibit A.

“Change of Control” means, with respect to a Party, the occurrence after the Effective Time of any of the following: (i) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party to a Third Party that is not an Affiliate of such Party prior to such transaction or the first of such related transactions; (ii) the consolidation, merger or other business combination of a Party with or into any other Business Entity, immediately following which the then-current stockholders of the Party, as such, fail to own in the aggregate at least Majority Voting Power of the surviving party in such consolidation, merger or business combination or of its ultimate publicly-traded parent Business Entity; (iii) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power of such Party (other than (a) a reincorporation or similar corporate transaction in which each of such Party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction, or (b) in connection with a transaction described in clause (ii), which shall be governed by such clause (ii)); or (iv) a majority of the board of directors of such Party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such Party’s directors.

“CHS” has the meaning set forth in the Preamble.

“CHS Accounts” has the meaning set forth in Section 2.09(b).

“CHS Assets” means all Assets of the Parties or their respective Subsidiaries as of the Effective Time, other than the QHC Assets.

“CHS Board” shall have the meaning set forth in the Recitals.

“CHS Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or its Subsidiaries, other than the QHC Business.

“CHS CIA” has the meaning set forth in Section 2.02(e).

“CHS Common Stock” has the meaning set forth in the Recitals.

“CHS Facility” means a Facility owned or operated by CHS or a CHS Subsidiary and that is not a QHC Facility.

“CHS Group” means CHS and the CHS Subsidiaries.

“CHS Indemnitees” means (i) CHS and each CHS Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“CHS Indemnity Obligations” means all Losses incurred by any QHC Indemnitee to the extent such Losses relate to, arise out of or result from, directly or indirectly, any of the following items:

(i) any CHS Liability;

(ii) any failure of CHS or a CHS Subsidiary or any other Person to pay, perform or otherwise promptly discharge any CHS Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii) any Third Party Claim relating to the conduct of any business, operation or activity by CHS or a CHS Subsidiary from and after the Effective Time (other than the conduct of business, operations, or activities for the benefit of QHC pursuant to an Ancillary Agreement); and

(iv) any breach by CHS or a CHS Subsidiary of this Agreement or any Ancillary Agreement.

“CHS Insurance Policies” means those insurance policies maintained by CHS or a CHS Subsidiary and listed on Schedule 1.01(b).

“CHS Liabilities” means (i) the Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case, before, at or after the Effective Time) in connection with the conduct or operation of the CHS Business, or ownership of the CHS Assets, and (ii) any CHS Specified Liability; provided, however, that, for the avoidance of doubt CHS Liabilities shall not include any QHC Liability.

“CHS Specified Liabilities” means those Liabilities set forth on Schedule 1.01(c).

“CHS Subsidiary” means any Business Entity that is a Subsidiary of CHS prior to, at or after the Effective Time (other than QHC or a QHC Subsidiary).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Compliance Agreement” means an agreement setting forth the agreement of the party executing such agreement to comply with applicable Laws and to take specified actions intended to permit such compliance to be monitored.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Parties.

“Conveyance and Assumption Instruments” means, collectively, such deeds, bills of sale, asset transfer agreements, business transfer agreements, deeds or agreements, endorsements, assignments, assumptions (including Liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between CHS or, where applicable, a CHS Subsidiary or designee of CHS, on the one hand, and QHC or, where applicable, a QHC Subsidiary, on the other hand, as may be necessary or advisable under the Laws of the relevant jurisdictions to effect the Separation.

“Custodial Party” has the meaning set forth in Section 8.03(a).

“Delayed CHS Asset” has the meaning set forth in Section 2.04(a).

“Delayed CHS Liability” has the meaning set forth in Section 2.04(a).

“Delayed QHC Asset” has the meaning set forth in Section 2.03(a).

“Delayed QHC Liability” has the meaning set forth in Section 2.03(a).

“Direct Claim” has the meaning set forth in Section 4.06(b).

“Dispute” has the meaning set forth in Section 8.01(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the CHS Board in its sole discretion.

“Effective Time” means [•] Eastern Time on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into by and between CHS and QHC in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Estimated Deferred Taxes” means the deferred Taxes and prepaid Taxes as defined under GAAP, as reflected on the balance sheet accounts of QHC and the QHC Subsidiaries, as of the Distribution Date as determined by the Parties within sixty (60) days after the Distribution Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Facilities” means hospitals and other health care facilities.

“Final Adjustment” has the meaning set forth in Section 2.13.

“Financial Reporting and Proxy Materials” has the meaning set forth in Section 7.01(c).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamities or acts of terrorism or failures of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“GAAP” means U.S. generally accepted accounting principles as applied by CHS as of the Distribution Date.

“Governmental Authority” means any federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Group” means the CHS Group or the QHC Group, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnitee” means a QHC Indemnitee or a CHS Indemnitee, as appropriate.

“Indemnity Payment” has the meaning set forth in Section 4.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, including books, records, manuals, agreements and other materials (in any form or medium), including, without limitation, all mortgages, licenses, indentures, contracts, financial data, customer lists, marketing materials and studies, advertising materials, price lists, correspondence, distribution lists, supplier lists, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blue prints, research and development files, records, data and laboratory books, account records, sales order files, litigation files, computer files, microfiche, tape recordings, photographs, patient and medical records, and Medicare cost report files and workpapers; provided that “Information” does not include patents, trademarks, or other intellectual property.

“Information Statement” means the information statement forming a part of the Registration Statement as the same may be amended or supplemented from time to time prior to the Effective Time.

“Initial Notice” has the meaning set forth in Section 8.01.

“Insurance Administration” shall mean, with respect to an insurance policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each such policy; discussions or negotiations with insurers and the control of any Proceedings relating to any such policy; the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any such policy to be exceeded; and the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insurance Proceeds” means, with respect to any insured party, those monies, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof, which are: (i) received by an insured from an insurance carrier or its estate; (ii) paid by an insurance carrier or its estate on behalf of the insured; or (iii) received (including by way of setoff) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability.

“Intercompany Accounts” means any receivable, payable or loan between any member of the CHS Group, on the one hand, and any member of the QHC Group, on the other hand, that exists prior to the Effective Time and is reflected in the books and records of the relevant members of the CHS Group and the QHC Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Law” means any federal, state, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, Consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Authorities having the effect of Law, Proceeding, threatened Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Losses” means, with respect to any matter for which a person is entitled to indemnification pursuant to Article IV hereof, any and all losses, damages, settlements, claims, fines, penalties, costs and expenses (including reasonable attorneys’ fees, but not including time spent by employees of such person) actually incurred by such person arising from such matter, but excluding consequential damages.

“Majority Voting Power” means a majority of the ordinary voting power in the election of directors of all the outstanding voting securities of the resulting Business Entity or of the Party, respectively.

“Non-Custodial Party” has the meaning set forth in Section 7.03(a).

“Notice” means any written notice, request demand or other communication specifically referencing this Agreement and given in accordance with Section 10.05.

“NYSE” means the New York Stock Exchange.

“OIG” means the Office of Inspector General of the U.S. Department of Health and Human Services.

“Parties” means the parties to this Agreement.

“Person” means any (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

“Plan of Separation” has the meaning set forth in Section 2.02.

“Prime Rate” means the rate that Bloomberg displays as Prime Rate by Country United States at http://www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or its respective Subsidiaries would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Proceeding” means any past, present or future suit, countersuit, action, alternative dispute resolution process, claim, counterclaim, demand, hearing, inquiry, investigation or proceeding before a judicial, quasi-judicial, tribunal, arbitration or mediation body, or by or before a Governmental Authority, in each case, involving CHS, a CHS

Subsidiary, a CHS Indemnitee (but only if in a capacity entitling such Person to the rights of a CHS Indemnitee), QHC, a QHC Subsidiary, or a QHC Indemnitee (but only if in a capacity entitling such Person to the rights of a QHC Indemnitee), in each case, other than any such matter solely between CHS or any CHS Subsidiaries, on the one hand, and QHC or any QHC Subsidiaries, on the other hand, arising with respect to a controversy, dispute or claim under this Agreement or any Ancillary Agreement.

“QHC” has the meaning set forth in the Preamble.

“QHC Accounts” has the meaning set forth in Section 2.09(b).

“QHC Assets” means only the following Assets:

(i) all of the issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any of its Subsidiaries as of the Effective Time or, in the case of a Transferred Entity formed after the Effective Time, as of the date on which such Transferred Entity is transferred from CHS or a CHS Subsidiary to QHC or a QHC Subsidiary;

(ii) the Assets of either Party or any of its Subsidiaries as of the Effective Time included or reflected on the QHC Pro Forma Balance Sheet or any notes or subledgers thereto, it being understood that (x) the QHC Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of QHC Assets pursuant to this subclause (ii); and (y) the amounts set forth on the QHC Pro Forma Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of QHC Assets pursuant to this subclause (ii);

(iii) all other Assets of either Party or any of its Subsidiaries as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets on a pro forma combined balance sheet of QHC or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the QHC Pro Forma Balance Sheet or any notes or subledgers thereto), it being understood that (x) the QHC Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of QHC Assets pursuant to this subclause (iii); and (y) the amounts set forth on the QHC Pro Forma Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of QHC Assets pursuant to this subclause (iii);

(iv) the Assets expressly allocated to QHC or a QHC Subsidiary pursuant to this Agreement or any Ancillary Agreement;

(v) all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time under the QHC Contracts;

(vi) all other rights, interests and claims of either Party or any of their Subsidiaries as of the Effective Time with respect to Information that is exclusively related to the QHC Assets, the QHC Liabilities, the QHC Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to the QHC Assets, the QHC Liabilities, the QHC Business or the Transferred Entities (but is not exclusively related to such matters);

(vii) all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to the QHC Facilities;

(viii) the Assets relating to, arising out of or resulting from Proceedings to the extent such Proceedings relate to, arise out of, or result from the QHC Business, the other QHC Assets, or the QHC Liabilities, except to the extent such Proceedings are CHS Liabilities; and

(ix) the Assets set forth on Schedule 1.01(d).

The Parties agree that all Delayed QHC Assets shall be QHC Assets for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed QHC Assets are assumed by QHC or a QHC Subsidiary or designee. The Parties also agree that, if any Transferred Entity holds a CHS Asset, such CHS Asset shall nonetheless be treated as a CHS Asset and the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to cause such CHS Asset to be transferred to CHS or a CHS Subsidiary.

“QHC Business” means:

(i) Operation of the QHC Facilities. The business, operations and activities conducted at any time prior to the Effective Time by either Party or any of its Subsidiaries of the QHC Facilities;

(ii) Operation of Quorum Health Resources, LLC. The business, operations and activities conducted at any time prior to the Effective Time by Quorum Health Resources; and

(iii) QHC Former Businesses. The business, operations and activities conducted at any time prior to the Effective Time by either Party or any of its Subsidiaries to the extent such business, operations and activities relate to, arise out of or result from a QHC Former Business.

“QHC Cash Distribution” has the meaning set forth in Section 2.07.

“QHC CIA” has the meaning set forth in Section 2.02(e).

“QHC Common Stock” has the meaning set forth in the Recitals.

“QHC Contracts” means the following contracts, agreements, arrangements, commitments or understandings to which either Party or any of its Subsidiaries is a party or by which it or its Assets is bound, whether or not in writing, in each case, prior to the Effective Time:

(i) any contract, agreement, arrangement, commitment or understanding or portion thereof that is a QHC Liability;

(ii) any contract, agreement, arrangement, commitment or understanding or portion thereof to the extent related to the QHC Business;

(iii) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any employee or consultant of QHC or a QHC Subsidiary; and

(iv) any other contract, agreement, arrangement, commitment or understanding or portion thereof that is otherwise expressly contemplated pursuant to this Agreement or any Ancillary Agreement to be assigned to QHC or a QHC Subsidiary;

provided, however, that (A) such contracts, agreements, arrangements, commitments or understandings or portions thereof that are contemplated to be retained by CHS or a CHS Subsidiary pursuant to any provision of this Agreement or any Ancillary Agreement shall not be QHC Contracts; (B) such contracts, agreements, arrangements, commitments or understandings or portions thereof that relate to debt instruments, insurance arrangements, or employee benefit plans or programs shall be QHC Contracts only to the extent expressly provided for under the terms of this Agreement or any Ancillary Agreement; and (C) the rights and obligations of CHS and the CHS Subsidiaries under this Agreement and the Ancillary Agreements shall not be QHC Contracts.

“QHC Facilities” means the Facilities set forth on Schedule 1.01(e).

“QHC Financing Transactions” has the meaning set forth in Section 2.07(a).

“QHC Former Business” means any Business Entity, division, business unit or business, including any business within the meaning of Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act (in each case, including any Assets and Liabilities comprising the same) that is not owned, leased or operated by a Party or any of its Subsidiaries as of immediately prior to the Effective Time because it has been sold, conveyed, assigned, transferred or otherwise disposed of or divested by QHC or one of the QHC Subsidiaries to one or more Persons (other than CHS or any CHS Subsidiaries) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated, in each case, prior to the Effective Time.

“QHC Group” means QHC and the QHC Subsidiaries.

“QHC Indemnitees” means (i) QHC and each QHC Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“QHC Indemnity Obligations” means all Losses incurred by a CHS Indemnitee to the extent such Losses relate to, arise out of or result from, directly or indirectly, any of the following items:

(i) any QHC Liability;

(ii) any failure of QHC or a QHC Subsidiary or any other Person to pay, perform or otherwise promptly discharge any QHC Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii) any Third Party Claim relating to the conduct of any business, operation or activity by QHC or a QHC Subsidiary from and after the Effective Time;

(iv) any Proceeding in respect of the CHS CIA to the extent such Proceeding relates to, arises out of or results from any business, operation or activity of QHC occurring from and after the Effective Time; and

(v) any breach by QHC or a QHC Subsidiary of this Agreement or any Ancillary Agreement.

“QHC Liabilities” means any or all of the following Liabilities of either Party or any of its Subsidiaries:

(i) all Liabilities included or reflected on the QHC Pro Forma Balance Sheet or any notes or subledgers thereto, subject to any discharge of such Liabilities after the date of such QHC Pro Forma Balance Sheet, it being understood that (x) the QHC Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of QHC Liabilities pursuant to this subclause (i); and (y) the amounts set forth on the QHC Pro Forma Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of QHC Liabilities pursuant to this subclause (i);

(ii) all other Liabilities that are incurred or accrued by either Party or any of its Subsidiaries from the date of the QHC Pro Forma Balance Sheet to the Effective Time that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a pro forma combined balance sheet of QHC or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes or subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the QHC Pro Forma Balance Sheet or any notes or subledgers thereto), it being understood that (x) the QHC Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of QHC Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the QHC Pro Forma Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of QHC Liabilities pursuant to this subclause (ii);

(iii) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case, to the extent that such Liabilities relate to, arise out of or result from the QHC Business or a QHC Asset, including, for clarity, all Liabilities relating to, arising out of or resulting from the business, operations and activities conducted by Quorum Health Resources whether or not covered by the QHR Policies;

(iv) all Liabilities for claims made by Third Parties, or the directors, officers, employees, agents of CHS, QHC or their respective Subsidiaries or Affiliates against either Party or any of its Subsidiaries to the extent relating to, arising out of or resulting from the QHC Business or the QHC Assets;

(v) all Liabilities related to any outstanding checks issued by CHS, QHC, or any of their respective Subsidiaries prior to the Effective Time, to the extent such checks arise out of or are related to the QHC Business;

(vi) all Liabilities expressly allocated to QHC or a QHC Subsidiary pursuant to this Agreement or any Ancillary Agreement, and the obligations of QHC or a QHC Subsidiary under such agreements;

(vii) all Liabilities relating to, arising out of or resulting from the QHC Financing Transactions;

(viii) the Liabilities relating to, arising out of, or resulting from Proceedings to the extent such Proceedings relate to, arise out of, or result from the QHC Business, the QHC Assets, or the other QHC Liabilities;

(ix) all Liabilities relating to, arising out of, or resulting from the QHC CIA;

(x) all Liabilities assumed by QHC or a QHC Subsidiary from a Third Party after the Effective Time (whether or not such Liabilities initially arose or accrued before the Effective Time); and

(xi) all QHC Specified Liabilities.

provided, however, that, for the avoidance of doubt QHC Liabilities shall not include any CHS Liability.

The Parties agree that all Delayed QHC Liabilities shall be QHC Liabilities for purposes of this Agreement and the Ancillary Agreements regardless of when such Delayed QHC Liabilities are assumed by QHC or a QHC Subsidiary or designee. The Parties also agree that, if any Transferred Entity holds a CHS Liability, such CHS Liability shall nonetheless be treated as a CHS Liability and the Parties shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to cause such CHS Liability to be assumed by CHS or a CHS Subsidiary.

“QHC Debt Securities” has the meaning set forth in Schedule 2.07.

“QHC Pro Forma Balance Sheet” means the pro forma combined balance sheet of QHC and the QHC Subsidiaries, including any notes or subledgers thereto, as of September 30, 2015, as presented in the Information Statement mailed to the Record Holders prior to the Effective Time.

“QHC Specified Liabilities” means those Liabilities set forth on Schedule 1.01(f).

“QHC Subsidiary” means any Business Entity that is a Subsidiary of QHC prior to, at or after the Effective Time, including the Transferred Entities, which shall be deemed to have been QHC Subsidiaries at all times prior to, at and after the Effective Time.

“QHR Policies” has the meaning set forth in Section 5.01(b).

“Quorum Health Resources” means Quorum Health Resources, LLC, a Delaware limited liability company, and including any Business Entity that is a Subsidiary of Quorum Health Resources, LLC prior to, at or after the Effective Time.

“Record Date” means the close of business on the date to be determined by the CHS Board as the record date for determining holders of CHS Common Stock entitled to participate in the Distribution.

“Record Holders” means the holders of record of CHS Common Stock as of the close of business on the Record Date.

“Records Facility” has the meaning set forth in Section 8.03(a).

“Registration Statement” means the registration statement on Form 10 filed under the Exchange Act on September 4, 2015, pursuant to which the class of QHC Common Stock to be distributed in the Distribution has been registered, together with all amendments and supplements thereto.

“Representatives” has the meaning set forth in Section 8.08(a).

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” has the meaning set forth in the Recitals.

“Settlement” has the meaning set forth in Section 2.02(e).

“Stored Records” has the meaning set forth in Section 8.03(a).

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any Business Entity of which such Person: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Business Entity; (B) the total combined equity interests; or (C) the capital or profit interests, in the case of a partnership; (ii) has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; or (iii) with respect to any non-corporate entity, is a general partner or an entity performing similar functions (for example, manager of a limited liability company or a trustee of a trust).

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into by and between CHS and QHC or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 4.05(a).

“Transferred Cash Amount” has the meaning set forth in Section 2.10.

“Transferred Entities” means the entities set forth on Schedule 1.01(g).

“Transition Services Agreements” means the Ancillary Agreements to be entered into by and between one or more CHS Subsidiaries and one or more QHC Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement regarding the provision of transition and other post-Distribution Date services and designated as Transition Services Agreements on Schedule 1.01(a).

“U.S.” or “United States” means the United States of America, including each of the fifty (50) states thereof, the District of Columbia, Puerto Rico, and all other territories and possessions of the United States of America.

ARTICLE II

THE SEPARATION

Section 2.01. Formation of QHC.

(a) Incorporation of QHC. The Parties acknowledge that: (i) CHS caused QHC to be incorporated in Delaware on July 27, 2015; and (ii) immediately prior to the Effective Time, CHS shall be the sole stockholder of QHC.

(b) Adoption of QHC’s Certificate of Incorporation and By-laws. On or prior to the Distribution Date, CHS and QHC shall take all necessary actions so that, as of or prior to the Effective Time, the Certificate of Incorporation and the By-laws shall be the certificate of incorporation and bylaws of QHC.

(c) QHC’s Directors and Officers. On or prior to the Distribution Date, CHS and QHC shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of QHC shall be those set forth in the Information Statement mailed to the Record Holders prior to the Effective Time, unless otherwise agreed by the Parties; and (ii) QHC shall have such other officers as QHC shall appoint.

(d) NYSE Listing. QHC shall prepare and file, and shall use commercially reasonable efforts to have approved prior to the Effective Time, an application for the listing of the QHC Common Stock to be distributed in the Distribution and the shares of QHC Common Stock to be reserved for issuance pursuant to any director or employee benefit plan or arrangement on the NYSE (and such other stock exchanges as may be necessary or desirable), subject to official notice of distribution.

Section 2.02. The Separation. The Parties acknowledge that the Separation is intended to result in QHC owning the QHC Assets and assuming the QHC Liabilities as set forth below in this Article II and in the applicable Ancillary Agreements. Subject to Sections 2.03 and 2.04, on or prior to the Distribution Date, in accordance with the plan and structure of the Separation set forth of Schedule 2.02 (the “Plan of Separation”):

(a) Transfer and Assignment of QHC Assets. CHS shall, and shall cause the applicable CHS Subsidiaries to, contribute, assign, transfer, convey and deliver to QHC or the applicable QHC Subsidiaries, and QHC or such QHC Subsidiaries shall accept from CHS and the applicable CHS Subsidiaries, all of CHS’ and such CHS Subsidiaries’ respective direct or indirect rights, title and interest in and to all of the QHC Assets, including all of the outstanding shares of capital stock or other ownership interests in the Transferred Entities, which shall result in QHC owning directly or indirectly all of the Transferred Entities (it being understood that if a QHC Asset shall be held by a Transferred Entity or a Subsidiary of a Transferred Entity, such QHC Asset may be assigned, transferred, conveyed and delivered for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such Transferred Entity to QHC or a QHC Subsidiary).

(b) Acceptance and Assumption of QHC Liabilities. QHC and the applicable QHC Subsidiaries shall accept, assume and agree faithfully to perform, discharge and fulfill all of the QHC Liabilities in accordance with their respective terms, without regard for the manner in which or circumstances under which such QHC Liabilities arose or against whom they are asserted. QHC and the applicable QHC Subsidiaries shall be responsible for all QHC Liabilities, regardless of when or where such QHC Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such QHC Liabilities are asserted or determined (including any such QHC Liabilities arising out of claims made by CHS’ or QHC’s respective Subsidiaries or Affiliates or by Representatives of CHS or QHC or their respective Subsidiaries or Affiliates against either Party or any of its Subsidiaries or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Subsidiaries or Affiliates or any of their respective Representatives.

(c) Transfer and Assignment of CHS Assets. CHS and QHC shall cause QHC and any Business Entity that shall be a QHC Subsidiary after the Effective Time to contribute, assign, transfer, convey and deliver to CHS or a Business Entity designated by CHS that shall be a CHS Subsidiary after the Effective Time all of QHC’s and such QHC Subsidiary’s respective direct or indirect rights, title and interest in and to all CHS Assets held by QHC or a QHC Subsidiary.

(d) Acceptance and Assumption of CHS Liabilities. CHS and the applicable CHS Subsidiaries shall accept, assume and agree faithfully to perform, discharge and fulfill, all of the CHS Liabilities held by QHC or any Business Entity that shall be a QHC Subsidiary after the Effective Time, and CHS and the applicable CHS Subsidiaries shall be responsible for all of such CHS Liabilities in accordance with their respective terms, without regard for the manner in which or circumstances under which such CHS Liabilities arose or against whom they are asserted. CHS and the applicable CHS Subsidiaries shall be responsible for all CHS Liabilities, regardless of when or where such CHS Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such CHS Liabilities are asserted or determined (including any such CHS Liabilities arising out of claims made by CHS’ or QHC’s respective Subsidiaries or Affiliates or by Representatives of CHS or QHC or their respective Subsidiaries or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Subsidiaries or Affiliates or any of their respective Representatives.

(e) Corporate Integrity Agreement. CHS and QHC acknowledge that (i) CHS entered into that certain Corporate Integrity Agreement, dated as of July 28, 2014 (the “CHS CIA”) with the OIG in connection with a civil settlement (the “Settlement”) with the U.S. Department of Justice, other federal agencies and identified relators; and (ii) prior to the Distribution, the QHC Facilities were bound by the terms of the Settlement and the CHS CIA. Following the Distribution, (i) CHS and QHC shall cooperate in good faith with the OIG to negotiate a Corporate Integrity Agreement applicable to QHC (the “QHC CIA”) and to amend or modify the CHS CIA to take into account the effect of the Distribution; (ii) provided that the QHC CIA includes substantially similar terms as the CHS CIA, or otherwise is not materially more burdensome to QHC than the CHS CIA is to CHS, QHC shall promptly enter into the QHC CIA without delay; and (iii) until such time as the QHC CIA is entered into by QHC, QHC shall continue to operate the QHC Business in compliance in all respects with the CHS CIA in the same manner as prior to the Distribution. For the avoidance of doubt, following the Effective Time, (i) CHS shall be responsible for compliance by CHS and the CHS Subsidiaries with the CHS CIA and (ii) QHC shall be responsible for compliance by QHC and the QHC Subsidiaries with (A) until such time as the QHC CIA is entered into, the CHS CIA (to the extent such terms are applicable to and enforceable against QHC Business), and (B) at an after such time as the QHC CIA is entered into, the QHC CIA.

Section 2.03. Delayed Transfers of QHC Assets and QHC Liabilities.

(a) Delayed QHC Transfers. If and to the extent the valid, complete and perfected transfer or assignment to QHC or a QHC Subsidiary or designee of any QHC Assets or the assumption by QHC or a QHC Subsidiary or designee of any QHC Liabilities (i) would be a violation of applicable Law, (ii) requires a Consent that has not been obtained as of or prior to the Effective Time, or (iii) in spite of the Parties best efforts, such transfer or assignment has not been fully effected on or prior to the Effective Time, whether due to impracticality or other reasons as determined by the Parties, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to QHC or the applicable QHC Subsidiary or designee of such QHC Assets or the assumption by QHC or the applicable QHC Subsidiary or designee of such QHC Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal or other impediments are removed or such Consent is obtained (any such QHC Asset, a “Delayed QHC Asset” and any such QHC Liability, a “Delayed QHC Liability”). Notwithstanding the foregoing, any Delayed QHC Assets or Delayed QHC Liabilities shall continue to constitute QHC Assets or QHC Liabilities, respectively, for all other purposes of this Agreement.

(b) Treatment of Delayed QHC Assets and Delayed QHC Liabilities. From and after the Effective Time, CHS shall, and shall cause the CHS Subsidiaries to, hold on behalf of and for the benefit of QHC or, where applicable, a QHC Subsidiary or designee, all Delayed QHC Assets, and to pay, perform and discharge fully all Delayed QHC Liabilities. QHC or the applicable QHC Subsidiary or designee shall promptly reimburse CHS or the applicable CHS Subsidiaries for all commercially reasonable payments made in connection with the performance and discharge of such Delayed QHC Liabilities. Each such Delayed QHC Asset or Delayed QHC Liability shall be held by CHS or, where applicable, a CHS Subsidiary or designee for, insofar as reasonably practicable, the benefit and burden of QHC or the applicable QHC Subsidiary or designee. CHS and QHC shall, and shall cause their respective Subsidiaries to, take such other actions as may be reasonably requested by the other Party or any of its Subsidiaries in accordance with the provisions of this Agreement so that all the benefits and burdens relating to such Delayed QHC Asset and Delayed QHC Liability, including expenses, risk of loss, potential for gain and control of such Delayed QHC Asset and Delayed QHC Liability, shall inure from and after the Effective Time to QHC or the applicable QHC Subsidiaries or designees, without recourse of any kind to CHS or any CHS Subsidiary or designee. Any registration fees or recordation fees required to be paid to a Governmental Authority in connection with the transfer of a Delayed QHC Asset or a Delayed QHC Liability shall be borne by QHC.

(c) Transfer of Delayed QHC Assets and Delayed QHC Liabilities. When and as the Parties agree and provided that, as of such agreed-upon time (i) the necessary Consents for each Delayed QHC Asset or Delayed QHC Liability shall have been obtained; (ii) the assumption by QHC or a QHC Subsidiary or designee of each Delayed QHC Asset or Delayed QHC Liability is not at such time a violation of applicable Law; and (iii) all other barriers of impracticality or otherwise have been resolved to the satisfaction of the Parties:

(A) CHS shall, and shall cause each CHS Subsidiary to, contribute, assign, transfer, convey and deliver to QHC or such QHC Subsidiaries or designees as QHC may determine, and QHC shall, and shall cause such QHC Subsidiaries or designees to, accept from CHS and the CHS Subsidiaries all of CHS’ and the CHS Subsidiaries’ respective rights, title and interest in and to such Delayed QHC Assets; and

(B) QHC shall, and shall cause such QHC Subsidiaries or designees as QHC may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed QHC Liabilities, in accordance with their terms.

Section 2.04. Delayed Transfers of CHS Assets and CHS Liabilities.

(a) Delayed CHS Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to CHS or a CHS Subsidiary or designee of any CHS Assets or the assumption by CHS or a CHS Subsidiary or designee of any CHS Liabilities (i) would be a violation of applicable Law, (ii) require a Consent that has not been obtained as of or prior to the Effective Time, or (iii) in spite of the Parties best efforts, such transfer or assignment has not been fully effected on or prior to the Effective Time, whether due to impracticality or other reasons as determined by the Parties, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to CHS or the applicable CHS Subsidiary or designee of such CHS Assets or the assumption by CHS or the applicable CHS Subsidiary or designee of such CHS Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal or other impediments are removed or such Consent is obtained (any such CHS Asset, a “Delayed CHS Asset” and any such CHS Liability, a “Delayed CHS Liability”). Notwithstanding the foregoing, any Delayed CHS Assets or Delayed CHS Liabilities shall continue to constitute CHS Assets or CHS Liabilities, respectively, for all other purposes of this Agreement.

(b) Treatment of Delayed CHS Assets and Delayed CHS Liabilities. Except as otherwise provided herein or in any Ancillary Agreement, from and after the Effective Time, QHC shall, and shall cause the QHC Subsidiaries or designees to, hold on behalf of and for the benefit of CHS or, where applicable, a CHS Subsidiary or designee, all Delayed CHS Assets, and to pay, perform and discharge fully all Delayed CHS Liabilities. CHS or the applicable CHS Subsidiary or designee shall promptly reimburse QHC or the applicable QHC Subsidiaries or designees for all commercially reasonable payments made in connection with the performance and discharge of such Delayed CHS Liabilities. Each such Delayed CHS Asset or Delayed CHS Liability shall be held by QHC or, where applicable, a QHC Subsidiary or designee for, insofar as reasonably practicable, the benefit and burden of CHS or the applicable CHS Subsidiary or designee. CHS and QHC shall, and shall cause their respective Subsidiaries to, take such other actions as may be reasonably requested by the other Party or any of its Subsidiaries in accordance with the provisions of this Agreement so that all the benefits and burdens relating to such Delayed CHS Asset and Delayed CHS Liability, including expenses, risk of loss, potential for gain and control of such Delayed CHS Asset and Delayed CHS Liability, shall inure from and after the Effective Time to CHS or the applicable CHS Subsidiaries or designees, without recourse of any kind to QHC or any QHC Subsidiary. Any registration fees or recordation fees required to be paid to a Governmental Authority in connection with the transfer of a Delayed CHS Asset or a Delayed CHS Liability shall be borne by CHS.

(c) Transfer of Delayed CHS Assets and Delayed CHS Liabilities. When and as the Parties agree and provided that, as of such agreed-upon time (i) the necessary Consents for each Delayed CHS Asset or Delayed CHS Liability shall have been obtained; (ii) the assumption by CHS or a CHS Subsidiary or designee of each Delayed CHS Asset or Delayed CHS Liability is not at such time a violation of applicable Law; and (iii) all other barriers of impracticality or otherwise have been resolved to the satisfaction of the Parties:

(A) QHC shall, and shall cause each QHC Subsidiary to, contribute, assign, transfer, convey and deliver to CHS or such CHS Subsidiaries or designees as CHS may determine, and CHS shall, and shall cause such CHS Subsidiaries or designees to, accept from QHC and the QHC Subsidiaries all of QHC’s and the QHC Subsidiaries’ respective rights, title and interest in and to such Delayed CHS Assets; and

(B) CHS shall, and shall cause such CHS Subsidiaries or designees as CHS may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed CHS Liabilities, in accordance with their terms.

Section 2.05. Ancillary Agreements. Prior to the Effective Time, the Parties shall execute and deliver, or where applicable shall cause their respective Subsidiaries to execute and deliver, each Ancillary Agreement to which they are intended to be a party; provided, however, that if this Article II calls for an Ancillary Agreement to be executed and delivered on or as of a later time, it shall be executed and delivered on or as of such later time.

Section 2.06. Disclaimer of Representations and Warranties.

(a) EACH OF CHS (ON BEHALF OF ITSELF AND EACH OF THE CHS SUBSIDIARIES) AND QHC (ON BEHALF OF ITSELF AND EACH OF THE QHC SUBSIDIARIES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS: (X) REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO (I) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, LICENSED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; (II) ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; (III) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; (IV) THE ABSENCE OR PRESENCE OF ANY DEFENSES TO OR RIGHT OF SETOFF AGAINST OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY PROCEEDING OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF EITHER PARTY; OR (V) THE LEGAL SUFFICIENCY OF ANY CONVEYANCE AND ASSUMPTION INSTRUMENTS OR ANY OTHER ANCILLARY AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING OF SUCH CONVEYANCE AND ASSUMPTION INSTRUMENTS OR SUCH OTHER ANCILLARY AGREEMENTS; OR (Y) MAKING ANY OTHER REPRESENTATIONS OR GRANTING ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY PATENTS, TRADEMARKS, OR OTHER INTELLECTUAL

PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES OR LICENSEES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE AND ASSUMPTION INSTRUMENT OR ANY OTHER ANCILLARY AGREEMENT MAY PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ALL SECURITY INTERESTS; AND (B) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, AGREEMENTS, SECURITY INTERESTS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) QHC hereby waives compliance by itself and each and every QHC Subsidiary with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the QHC Assets to QHC or a QHC Subsidiary.

(c) CHS hereby waives compliance by itself and each and every CHS Subsidiary with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any and all of the CHS Assets to CHS or a CHS Subsidiary.

Section 2.07. Financing Transactions; QHC Cash Distribution; QHC Debt Securities Issuance.

(a) QHC Financing Transactions. Prior to the Effective Time, QHC and one or more QHC Subsidies shall enter into the financing transactions described on Schedule 2.07 (the “QHC Financing Transactions”).

(b) QHC Cash Distribution; QHC Debt Securities Issuance. Immediately prior to the Effective Time, QHC shall distribute cash proceeds from the QHC Financing Transactions (the “QHC Cash Distribution”) and issue the QHC Debt Securities to one or more CHS Subsidiaries in such amounts and in the manner described on Schedule 2.07, in each case, in connection with the Separation and Distribution and in partial consideration for the ultimate transfer of QHC Assets to QHC. CHS shall cause the cash received in the QHC Cash Distribution to be held in a segregated account.

(c) Use of Proceeds by C2. Upon receipt of the QHC Cash Distribution and the QHC Debt Securities, C2 shall use such funds and the QHC Debt Securities to complete the repayments, redemptions and exchanges with respect to CHS’ existing public debt in such amounts and in the manner described on Schedule 2.07, with such repayments, repurchases and exchanges to occur as promptly as practicable following the Distribution and in no event later than twelve (12) months following the Distribution Date.

(d) Preparation of Materials. Prior to the Effective Time, QHC shall cooperate in the preparation of all materials as may be necessary or advisable to complete the QHC Financing Transactions.

Section 2.08. Termination of Agreements.

(a) Termination of Agreements Between CHS and QHC. Except as set forth in Section 2.08(b), the Parties agree that all agreements, arrangements, commitments or understandings, whether or not in writing, entered into prior to the Effective Time between or among QHC or a QHC Subsidiary, on the one hand, and CHS or a CHS Subsidiary, on the other hand, shall be terminated effective as of immediately prior to the Effective Time; provided that the provisions of this Section 2.08(a) shall not terminate any rights or obligations (i) between CHS and any of the CHS Subsidiaries; or (ii) between QHC and any of the QHC Subsidiaries.

(b) Exceptions. The provisions of Section 2.08(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements; (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.08(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; and (iv) any agreements, arrangements, commitments or understandings, to which any non-wholly owned Subsidiary of CHS or QHC, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned). To the extent that the rights and obligations of CHS or a CHS Subsidiary under any agreements, arrangements, commitments or understandings not terminated under this Section 2.08 constitute QHC Assets or QHC Liabilities, they shall be assigned or assumed by QHC or the applicable QHC Subsidiary or designee pursuant to this Agreement.

Section 2.09. Settlement of Accounts between CHS and QHC.

(a) Each Intercompany Account outstanding immediately prior to the Effective Time, in any general ledger account of CHS, QHC or any of their respective Subsidiaries, other than those set forth on Schedule 2.09(a), shall be satisfied and/or settled by the relevant members of the CHS Group and the QHC Group no later than the Effective Time by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of capital or (iii) cash payment by the relevant obligor to the relevant obligee, in each case as agreed to by the Parties. Each such Intercompany Account set forth on Schedule 2.09(a) shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third-party and shall no longer be an Intercompany Account.

(b) CHS and QHC each agrees to take, or cause their respective Subsidiaries to take, prior to the Effective Time, all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by QHC or any other member of the QHC Group (collectively, the “QHC Accounts”) and all contracts or agreements governing each bank or brokerage account owned by CHS or any other member of the CHS Group (collectively, the “CHS Accounts”) so that each such QHC Account and CHS Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any CHS Account or QHC Account, respectively, is de-linked effective at or prior to the Effective Time.

(c) As between CHS and QHC (and their respective Subsidiaries) all payments and reimbursements received after the Effective Time by either Party (or any of its Subsidiaries) in respect or satisfaction of a business, Asset or Liability of the other Party (or any of its Subsidiaries), including any payments received by automatic deposit from third parties into lockbox accounts, shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, as promptly as commercially practicable or as otherwise agreed between the Parties, upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause its applicable Subsidiary to pay over, to the other Party the amount of such payment or reimbursement.

Section 2.10. Cash Transfer. Prior to the Effective Time and pursuant to the Plan of Separation, CHS shall transfer, or cause its Subsidiaries to transfer (including by one (1) or more transfers or capital contributions), to QHC and/or the designated QHC Subsidiaries an aggregate amount of cash and cash equivalents equal to Twenty Million Dollars ($20,000,000.00) (such amounts, the “Transferred Cash Amount”).

Section 2.11. Novation of Liabilities; Release of Guarantees.

(a) Novation of QHC Liabilities.

(i) Each of CHS and QHC, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or fully assign to QHC or a designated QHC Subsidiary the QHC Liabilities and obtain in writing the unconditional release of CHS and each CHS Subsidiary that is a party to any such arrangements, so that, in any such case, QHC and the designated QHC Subsidiaries shall be solely responsible for such QHC Liabilities; provided, however, that, except as otherwise expressly provided in the Ancillary Agreements, neither CHS nor QHC (nor any of their respective Subsidiaries) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If CHS or QHC is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, CHS or the applicable CHS Subsidiary shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, QHC shall, as agent or subcontractor for CHS or such CHS Subsidiary, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of CHS or such CHS Subsidiary, as the case may be, that constitute QHC Liabilities thereunder from and after the Effective Time. CHS shall cause each CHS Subsidiary without further consideration, to pay and remit, or cause to be paid or remitted, to QHC, promptly all money, rights and other consideration received by it or a CHS Subsidiary in respect of QHC’s performance as agent or subcontractor for CHS or such CHS Subsidiary, as the case may be, with respect to such Liabilities of CHS or the applicable CHS Subsidiary (unless any such consideration is a CHS Asset).

(b) Novation of CHS Liabilities.

(i) Each of CHS and QHC, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign to CHS or a designated CHS Subsidiary the CHS Liabilities and obtain in writing the unconditional release of QHC and each QHC Subsidiary that is a party to any such arrangements, so that, in any such case, CHS and the designated CHS Subsidiaries shall be solely responsible for such CHS Liabilities; provided, however, that, except as otherwise expressly provided herein or in the Ancillary Agreements, neither CHS nor QHC (nor any of their respective Subsidiaries) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If CHS or QHC is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, QHC or the applicable QHC Subsidiary shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, CHS shall, as agent or subcontractor for QHC or such QHC Subsidiary, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of QHC or such QHC Subsidiary, as the case may be, that constitute CHS Liabilities, as the case may be, thereunder from and after the Effective Time. QHC shall cause each QHC Subsidiary without further consideration, to pay and remit, or cause to be paid or remitted, to CHS, promptly all money, rights and other consideration received by it or a QHC Subsidiary in respect of CHS’ performance as agent or subcontractor for QHC or such QHC Subsidiary, as the case may be, with respect to such Liabilities of QHC or the applicable QHC Subsidiary (unless any such consideration is a QHC Asset). If and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, QHC or the applicable QHC Subsidiary shall promptly assign or novate, or cause to be assigned or novated, all its obligations and other Liabilities thereunder or any obligations of QHC or a QHC Subsidiary to CHS or its designated CHS Subsidiary without payment of further consideration and CHS or such CHS Subsidiary shall, without the payment of any further consideration, assume such obligations.

(c) Release of Guarantees.

(i) Each of CHS and QHC, at the request of the other Party, shall use commercially reasonable efforts, as soon as is reasonably practicable, to (A) have QHC or a QHC Subsidiary removed as guarantor of or obligor for any CHS Liability to the extent that such guarantees or obligations relate to CHS Liabilities, which shall include the removal of any Security Interest on or in any QHC Asset that may serve as collateral or security for any such CHS Liability; and (B) have CHS or a CHS Subsidiary removed as guarantor of or obligor for any QHC Liability to the extent that such guarantees or obligations relate to QHC Liabilities, which shall include the removal of any Security Interest on or in any CHS Asset that may serve as collateral or security for any such QHC Liability; provided, however, that, except as otherwise expressly provided in the Ancillary Agreements and without limiting the requirements under Section 2.11(c)(ii), the use of commercially reasonable efforts under this Section 2.11(c)(i) shall not obligate either CHS or QHC (nor any of their respective Subsidiaries) to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority from whom such Consents, substitutions, amendments, terminations or releases are requested.

(ii) To the extent required to obtain a release from a guarantee:

(A) of CHS or a CHS Subsidiary, QHC shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any CHS Asset that may serve as collateral or security for any such QHC Liability and the release of any CHS guaranty with respect to obligations arising after the Effective Time, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either with which QHC (1) would be reasonably unable to comply or (2) would not reasonably be able to avoid breaching; and

(B) of QHC or a QHC Subsidiary, CHS shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any QHC Asset that may serve as collateral or security for any such CHS Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either with which CHS (1) would be reasonably unable to comply or (2) would not reasonably be able to avoid breaching.

(iii) If CHS or QHC is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (i) and (ii) of this Section 2.11(c), (A) the Party or its relevant Subsidiary that has assumed the Liability with respect to such guarantee shall indemnify and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto (in accordance with the provisions of Article IV) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor, to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (B) each of CHS and QHC, on behalf of themselves and their respective Subsidiaries, agree not to renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or such Party’s Subsidiaries is or may be liable unless all obligations of such other Party and the Subsidiaries of such other Party with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

Section 2.12. Further Assurances.

(a) Additional Actions. Except as set forth in Section 3.04 and Article IX, in addition to the actions specifically provided for elsewhere in this Agreement, each Party shall, and shall cause each of its respective Subsidiaries to, use commercially reasonable efforts, prior to and after the Effective Time to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary or advisable under applicable Laws and agreements to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that neither CHS nor QHC (nor any of their respective Subsidiaries) shall be obligated under this Section 2.12(a) to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(b) Cooperation. Without limiting the foregoing, prior to and after the Effective Time, each Party shall, and shall cause each of its Subsidiaries to, cooperate with the other Party without any further consideration to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all Conveyance and Assumption Instruments and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the QHC Assets and the CHS Assets and the assignment and assumption of the QHC Liabilities and the CHS Liabilities as contemplated by this Agreement and the other transactions contemplated hereby and thereby.

(c) Misallocations. Except to the extent otherwise contemplated in connection with a Delayed QHC Asset or Delayed QHC Liability under Section 2.03 or a Delayed CHS Asset or Delayed CHS Liability under Section 2.04, in the event that, at any time or from time to time (whether prior to, at or after the Effective Time), one Party or any of its Subsidiaries shall receive or otherwise possess any Asset that is allocated to the other Party or any Subsidiary of such other Party pursuant to this Agreement or any Ancillary Agreement, the first Party shall promptly transfer, or cause its Subsidiary to transfer, such Asset to the Party so entitled thereto or such Party’s Subsidiary or designee and such Party or such Party’s Subsidiary or designee shall accept such Asset; provided that, the terms of this Section 2.12(c) are not intended to limit or otherwise modify in any way the Parties’ rights and obligations under this Agreement or the Tax Matters Agreement. Except to the extent otherwise contemplated in connection with a Delayed QHC Asset or Delayed QHC Liability under Section 2.03 or a Delayed CHS Asset or Delayed CHS Liability under Section 2.04, in the event that, at any time or from time to time (whether prior to, at or after the Effective Time), one Party or any of its Subsidiaries shall receive or otherwise assume any Liability that is allocated to the other Party or any Subsidiary of such other Party pursuant to this Agreement or any Ancillary Agreement, the first Party shall promptly transfer, or cause its Subsidiary to transfer, such Liability to the Party so entitled thereto or such Party’s Subsidiary or designee, and such Party or such Party’s Subsidiary or designee shall accept, assume and agree faithfully to perform such Liability; provided that, the terms of this Section 2.12(c) are not intended to limit or otherwise modify in any way the Parties’ rights and obligations under this Agreement or the Tax Matters Agreement.

Section 2.13. Accounting for Deferred Taxes. Subsequent to the Distribution Date but no later than August 1, 2017, CHS shall determine the difference, if any, between the Estimated Deferred Taxes and the Actual Deferred Taxes (the “Adjustment”) and shall provide QHC with a schedule that sets forth the Adjustment and how it was calculated. QHC shall provide a Notice to CHS of any disagreement with the Adjustment within twenty (20) days of receipt of the schedule setting forth the Adjustment and its calculation. QHC and CHS shall use commercially reasonable efforts to resolve any disagreement by September 1, 2017, and, if the Parties are unable to agree prior to such date, the Parties shall utilize the procedures set forth in Article VIII (except those set forth in Section 8.01(a)(i)) to resolve such disagreement (such Adjustment, as modified to reflect the disposition of any disagreement, the “Final Adjustment”). CHS and QHC shall, and shall cause their respective Subsidiaries to, reflect the Final Adjustment to shareholders’ equity on their respective books.

ARTICLE III

THE DISTRIBUTION

Section 3.01. Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. CHS shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. QHC shall file any amendments or supplements to the Registration Statement as may be necessary or advisable in order to cause the Registration Statement to become and remain effective as required by the Commission or federal, state or other applicable securities Laws. CHS and QHC shall cooperate in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. CHS and QHC shall take all such action as may be necessary or advisable under the securities or blue sky Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Mailing of Information Statement. CHS shall, as soon as is reasonably practicable after the Registration Statement is declared effective under the Exchange Act and the CHS Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(d) The Distribution Agent. CHS shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(e) Stock-Based Employee Benefit Plans. At or prior to the Effective Time, CHS and QHC shall take all actions as may be necessary to approve the stock-based employee benefit plans of QHC in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(f) Satisfying Conditions to Distribution. CHS and QHC shall cooperate to cause the conditions to the Distribution set forth in this Article III to be satisfied and to effect the Distribution at the Effective Time.

Section 3.02. The Distribution. Subject to the terms and conditions contained herein:

(a) Delivery of QHC Common Stock. On or prior to the Distribution Date, CHS shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of QHC Common Stock as is necessary to effect the Distribution.

(b) Effective Time of Distribution. The Distribution shall be effective at the Effective Time.

(c) Distribution of Shares and Cash. CHS shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following:

(i) one share of QHC Common Stock for every 4.5 CHS Common Shares held by such Record Holder as of the Record Date; and

(ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.03.

(d) Transfer Authorizations. QHC agrees to provide all book-entry transfer authorizations for shares of QHC Common Stock that CHS or the Agent shall require (after giving effect to Section 3.03) in order to effect the Distribution.

Section 3.03. Fractional Shares; Unclaimed Shares.

(a) No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares of QHC Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of QHC. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.03, would be entitled to receive a fractional share interest of QHC Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. CHS shall instruct the Agent to determine the number of whole shares and fractional shares of QHC Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Agent. None of CHS, QHC or the Agent shall guarantee any minimum sale price for the fractional shares of CHS Common Stock. Neither CHS nor QHC shall pay any interest on the proceeds from the sale of fractional shares. The Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of CHS or QHC.

(b) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to this Section 3.03, the beneficial owner of CHS Common Stock held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(c) Unclaimed Stock or Cash. Any QHC Common Stock or cash in lieu of fractional shares with respect to QHC Common Stock that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to QHC, QHC shall hold such QHC Common Stock for the account of such Record Holder and the Parties agree that all obligations to provide such QHC Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of QHC, subject in each case to applicable escheat or other abandoned property Laws, and CHS shall have no Liability with respect thereto.

(d) Equity Incentive Programs. Effective upon the Distribution, CHS shall take, or cause to be taken, all actions necessary so that each outstanding CHS Option, CHS Restricted Stock Award, and CHS RSU Award (each as defined in the Employee Matters Agreement) granted under a CHS Stock Program (as defined in the Employee Matters Agreement) shall be adjusted as provided in Section 5.01 of the Employee Matters Agreement.

Section 3.04. Sole Discretion of CHS. Notwithstanding anything to the contrary set forth in this Agreement or in any Ancillary Agreement, until the Effective Time, CHS shall have the sole discretion to determine whether to proceed with the Distribution and any and all terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, CHS may, in its sole discretion, determine the Distribution Date and may, at any time and from time to time until the Effective Time, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of the Distribution.

Section 3.05. Conditions to the Distribution.

(a) The Conditions. In addition to CHS’ rights under Section 3.04, the Distribution shall not occur unless each of the following conditions shall have been satisfied (or waived by CHS, in whole or in part, in its sole discretion):

(i) the Separation shall have been completed in accordance with the Plan of Separation, including the transfer to QHC of the QHC Assets (other than any Delayed QHC Assets) and the assumption by QHC of the QHC Liabilities (other than any Delayed QHC Liability), as well as the transfer to QHC of the permits, licenses and registrations relating to the QHC Business, except for such steps as CHS in its sole discretion shall have determined may be completed after the Distribution Date;

(ii) the Registration Statement shall have been declared effective by the Commission; no stop-order shall be in effect with respect thereto; no Proceeding for that purpose shall have been instituted or threatened by the Commission; and the Information Statement shall have been mailed to the Record Holders;

(iii) the QHC Financing Transactions shall have been completed and QHC shall have made the distributions of cash and senior notes in accordance with Schedule 2.07;

(iv) the QHC Common Stock to be distributed in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of issuance;

(v) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution or any of the other transactions related thereto, including the Separation, contemplated by this Agreement or any Ancillary Agreement shall be pending, threatened, issued or in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(vi) CHS shall have obtained an opinion from its outside tax advisor that remains in effect as of the distribution date, in form and substance satisfactory to CHS, as to the satisfaction of certain requirements necessary for the distribution, together with certain related transactions, to qualify as generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code;

(vii) the CHS Board shall have approved the Separation and the Distribution, which approval may be given or withheld at its absolute and sole discretion, and no other events or developments shall have occurred or exist that, in the judgment of the CHS Board, in its sole discretion, makes it inadvisable to effect the Separation, the Distribution or the other transactions contemplated by this Agreement or any Ancillary Agreement;

(viii) the Parties shall have executed and delivered or, where applicable, shall have caused their respective Subsidiaries to execute and deliver, the Ancillary Agreements that are contemplated by this Agreement to be executed and delivered on or prior to the Effective Time;

(ix) an independent appraisal firm acceptable to CHS shall have delivered one or more opinions to the CHS Board confirming the solvency and financial viability of CHS before the consummation of the Distribution and each of CHS and QHC after consummation of the Distribution, and such opinions shall be acceptable to CHS in form and substance in CHS’ sole discretion and such opinions shall not have been withdrawn or rescinded;

(x) all permits, registrations and Consents necessary to consummate the Distribution shall have been received;

(xi) QHC and/or the designated QHC Subsidiaries shall have received the Transferred Cash Amount;

(xii) CHS shall have taken all necessary action, in the judgment of the CHS Board, to cause the board of directors of QHC to consist of the individuals identified in the Information Statement as directors of QHC; and

(xiii) all necessary actions shall have been taken to adopt the Certificate of Incorporation and the By-laws.

(b) Conditions for Benefit of CHS. The foregoing conditions are for the sole benefit of CHS and not for the benefit of any other Person and shall not give rise to nor create any duty on the part of CHS or the CHS Board to waive or not waive any such condition or in any way limit CHS’ right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article IX. Any determination made by CHS prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.05 shall be conclusive and binding on the Parties hereto. If CHS waives any material condition, it shall promptly issue a press release disclosing such fact and file a report on Form 8-K with the Commission describing such waiver.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01. Releases.

(a) QHC Release of CHS. Except as provided in Section 4.01(c) and in the provisos to this Section 4.01(a), effective as of the Effective Time, QHC does hereby, for itself, each of the QHC Subsidiaries, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of QHC or any of the QHC Subsidiaries (in each case, in their respective capacities as such), remise, release and forever discharge: (1) CHS, each CHS Subsidiary, and their respective successors and assigns; (2) all Persons who at any time are or have been shareholders, directors, officers, agents or employees of CHS or a CHS Subsidiary (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns; and (3) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of QHC or a QHC Subsidiary, in each such case from:

(i) all QHC Liabilities; and

(ii) any other Liabilities existing or arising: (A) in connection with the implementation of the Separation and the Distribution; or (B) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the QHC Business, the QHC Assets or the QHC Liabilities;

provided, however, that nothing in this Section 4.01(a) shall release the Persons described in this Section 4.01(a) from: (x) any Liability expressly allocated to CHS or a CHS Subsidiary in this Agreement (including the indemnification obligations in Section 4.03 and the contribution obligations in Section 4.07), any Ancillary Agreement or any other agreement, arrangement, commitment or understanding to the extent expressly preserved pursuant to Section 2.08(b); (y) any Intercompany Account that is not settled, capitalized, cancelled, assigned or assumed by QHC or one or more QHC Subsidiaries prior to the Effective Time; or (z) any Liability the release of which would result in the release of any Person other than the Persons described in this Section 4.01(a), and, provided, further, that nothing in this Section 4.01(a) shall relieve any Person released in this Section 4.01(a) who, after the Effective Time, is a director, officer or employee of QHC or a QHC Subsidiary and is no longer a director, officer or employee of CHS or a CHS Subsidiary from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of QHC or any of the QHC Subsidiaries after the Effective Time.

(b) CHS Release of QHC. Except as provided in Section 4.01(c) and in the proviso to this Section 4.01(b), effective as of the Effective Time, CHS does hereby, for itself, each of the CHS Subsidiaries, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of CHS or any of the CHS Subsidiaries (in each case, in their respective capacities as such), remise, release and forever discharge QHC, each QHC Subsidiary and their respective successors and assigns from:

(i) all CHS Liabilities; and

(ii) any other Liabilities existing or arising: (A) in connection with the implementation of the Separation and the Distribution; or (B) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the CHS Business, the CHS Assets or the CHS Liabilities;

provided, however, that nothing in this Section 4.01(b) shall release the Persons described in this Section 4.01(b) from: (x) any Liability expressly allocated to QHC or a QHC Subsidiary in this Agreement (including the indemnification obligations in Section 4.02 and the contribution obligations in Section 4.07), any Ancillary Agreement or any other agreement, arrangement, commitment or understanding to the extent expressly preserved pursuant to Section 2.08(b); (y) any Intercompany Account that is not settled, capitalized, cancelled, assigned or assumed by QHC or one or more QHC Subsidiaries prior to the Effective Time; or (z) any Liability the release of which would result in the release of any Person other than the Persons released in this Section 4.01(b).

(c) CHS Obligations Not Affected. Nothing contained in this Article IV shall release CHS or a CHS Subsidiary from honoring its obligations existing immediately prior to the Effective Time to (i) indemnify any director, officer or employee of QHC or a QHC Subsidiary who was a director, officer or employee of CHS or a CHS Subsidiary or Quorum Health

Resources on or prior to the Effective Time, to the extent such director, officer or employee was entitled in such capacity to such indemnification pursuant to obligations existing immediately prior to the Effective Time; provided that if a director of QHC receives indemnification payments from CHS or QHC, as the case may be, with respect to a particular Liability for which such director is entitled to indemnification, such director shall not be entitled to receive indemnification payments from the other Party with respect to the same Liability to the extent of the indemnification payments previously received by such director from CHS or QHC, as the case may be; provided, further, that (A) to the extent the events underlying an indemnification claim would give rise to a CHS Liability, then CHS shall have primary responsibility for the administration of the indemnification claim and (B) to the extent that the events underlying an indemnification claim would give rise to a QHC Liability, then QHC shall have primary responsibility for the administration of the indemnification claim; or (ii) provide any employment, post-employment or retirement benefits to any director, officer or employee of QHC or a QHC Subsidiary who was a director, officer or employee of CHS or a CHS Subsidiary on or prior to the Effective Time, to the extent such director, officer or employee was entitled to such benefits pursuant to obligations existing immediately prior to the Effective Time, except as otherwise provided in the Employee Matters Agreement.

(d) No QHC Claims. Without limiting the rights of either Party under Section 4.04, 4.05 or 4.06, QHC shall not make, and shall not permit a QHC Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against CHS or a CHS Subsidiary or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a).

(e) No CHS Claims. Without limiting the rights of either Party under Section 4.04, 4.05 or 4.06, CHS shall not make, and shall not permit a CHS Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against QHC or a QHC Subsidiary or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(f) Subsidiary Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause its Subsidiaries to execute and deliver releases reflecting the provisions of this Section 4.01.

Section 4.02. Indemnification by QHC. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, QHC and each of the QHC Subsidiaries shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the CHS Indemnitees from and against all QHC Indemnity Obligations; provided, however, that the indemnity in this Section 4.02 for QHC Liabilities shall not extend to a past, present or future director, officer, employee or agent of QHC or a QHC Subsidiary to the extent such Person would not be eligible for indemnification under the terms of (i) CHS’ certificate of incorporation or bylaws in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter; or (ii) the directors’ and officers’ insurance policy of CHS would not cover such Person in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter. Notwithstanding the foregoing, the indemnification provided for in this Section 4.02 shall exclude, and QHC shall have no responsibility for, Liability arising out of or relating to acts, practices or omissions engaged in after the Distribution Date by CHS or any of its respective Subsidiaries or Affiliates.

Section 4.03. Indemnification by CHS. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, CHS and each of the CHS Subsidiaries shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the QHC Indemnitees from and against all CHS Indemnity Obligations; provided, however, that the indemnity in this Section 4.03 for CHS Liabilities shall not extend to a past, present or future director, officer, employee or agent of CHS or a CHS Subsidiary to the extent (a) such Person would not be eligible for indemnification under the terms of (i) the Certificate of Incorporation or the By-laws in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter or (ii) the directors’ and officers’ insurance policy of QHC would not cover such Person in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter. Notwithstanding the foregoing, the indemnification provided for in this Section 4.03 shall exclude, and CHS shall have no responsibility for, Liability arising out of or relating to acts, practices or omissions engaged in after the Distribution Date by QHC or any of its respective Subsidiaries or Affiliates.

Section 4.04. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Insurance Proceeds and Other Amounts. The Parties intend that any Losses subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement: (i) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Losses; (ii) shall not be increased to take into account any Tax costs incurred by the Indemnitee arising from any Indemnity Payments received from the Indemnifying Party (as defined below); and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment; provided that Sections 4.04(a)(ii) and 4.04(a)(iii) shall not apply to Indemnity Payments made pursuant to the Tax Matters Agreement. Accordingly, the amount which either Party against whom a claim is made for indemnification under this Agreement (an “Indemnifying Party”) is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Loss, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Losses for which indemnification may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 4.05. Procedures for Indemnification of Third Party Claims.

(a) Notice of Claims. If, at or following the date of this Agreement, an Indemnitee receives notice or otherwise learns of the assertion or commencement by a Third Party of any Proceeding against the Indemnitee with respect to which the Indemnitee believes that QHC (in the case of a CHS Indemnitee) or CHS (in the case of a QHC Indemnitee) is obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party Notice thereof within ten (10) days (or sooner if the nature of the Third Party Claim so requires) after becoming aware of such Third Party Claim. The Notice must describe the Third Party Claim in reasonable detail or, in the alternative, include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee to give the Notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give the Notice in accordance with this Section 4.05(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim. Within thirty (30) days after the receipt of a Notice from an Indemnitee in accordance with Section 4.05(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall provide a Notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 4.05(a), then the Indemnitee that is the subject of such Third Party Claim shall be entitled to continue to conduct and control the defense of such Third Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 4.05(a), and the Indemnitee conducts and controls the defense of such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third Party Claim.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third Party Claim, or an Indemnifying Party that has failed to elect to defend any Third Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.05(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, subject to Sections 7.06 and 7.07, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third Party Claim. The Parties hereby agree that if a Party presents the other Party with a Notice containing a proposal to settle or compromise a Third Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Pending Third Party Claims. The provisions of this Article IV shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 4.05 to give a Notice with respect to any Third Party Claims that exist as of the Effective Time.

(g) Allocation of Proceeding Liabilities. The Parties acknowledge that Liabilities for Proceedings (regardless of the parties to the applicable Proceeding) may be partly CHS Liabilities and partly QHC Liabilities. In such event, the Parties shall cooperate in good faith in regard to the evaluation, defense, prosecution, and/or pursuit in respect of such Proceeding. If the Parties cannot agree on an allocation of any such Liabilities for Proceedings, they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in a Proceeding in which a Third Party Claim is being resolved.

Section 4.06. Additional Matters.

(a) Timing of Payments. Indemnity Payments or contribution payments in respect of any Losses for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within sixty (60) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Losses are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such Indemnity Payments or contribution payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Losses. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Losses for which it might be entitled to indemnification or contribution hereunder.

(b) Notice of Direct Claims. Any claim for indemnification under this Agreement or any Ancillary Agreement which does not result from a Third Party Claim (a “Direct Claim”) must be asserted by a Notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such Direct Claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such Notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Direct Claim specified in such Notice shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.06(b) or, in the case of any Notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement or the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(e) Substitution. In any Proceeding in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Proceeding as set forth in Section 4.05 and this Section 4.06, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Proceeding (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

Section 4.07. Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.02 or 4.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Loss for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Loss (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.07: (i) any fault associated with the business conducted with Delayed QHC Assets or Delayed QHC Liabilities (except for the gross negligence or intentional misconduct of CHS or a CHS Subsidiary) or with the ownership, operation or activities of the

QHC Business prior to the Effective Time shall be deemed to be the fault of QHC and the QHC Subsidiaries, and no such fault shall be deemed to be the fault of CHS or a CHS Subsidiary; and (ii) any fault associated with the business conducted with Delayed CHS Assets or Delayed CHS Liabilities (except for the gross negligence or intentional misconduct of QHC or a QHC Subsidiary) or with the ownership, operation or activities of the CHS Business prior to the Effective Time shall be deemed to be the fault of CHS and the CHS Subsidiaries, and no such fault shall be deemed to be the fault of QHC or a QHC Subsidiary.

(c) Contribution Procedures. The provisions of Sections 4.04 through 4.10 and Sections 6.03 through 6.06 shall govern any contribution claims.

Section 4.08. Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any QHC Liabilities by QHC and the QHC Subsidiaries on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any CHS Liabilities by CHS and the CHS Subsidiaries on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.09. Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Sections 4.08 and 8.01, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.10. Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any of its respective Subsidiaries of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

Section 4.11. Coordination with Ancillary Agreements.

(a) The provisions of Sections 4.2 through 4.10 hereof shall not apply with respect to Taxes or Tax matters (including the control of Tax related proceedings), which shall be governed by the Tax Matters Agreement. In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

(b) The provisions of Sections 4.2 through 4.10 hereof shall not apply (except as expressly set forth in the applicable Ancillary Agreement) with respect to the representations, warranties, covenants and agreements set forth in the Transition Services Agreements or the Employee Matters Agreement, which shall be governed by the applicable terms of such Ancillary Agreement, respectively.

ARTICLE V

INSURANCE MATTERS

Section 5.01. Insurance Matters.

(a) CHS and QHC agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall CHS, any other member of the CHS Group or any CHS Indemnitee have Liability or obligation whatsoever to any member of the QHC Group in the event that any insurance policy or other contract or policy of insurance is terminated or otherwise cease to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the QHC Group for any reason whatsoever, or is not be renewed or extended beyond the current expiration date. Furthermore, QHC acknowledges and agrees, on its own behalf and on behalf of each of the QHC Subsidiaries, that, from and after the Effective Time, neither QHC nor any of the QHC Subsidiaries shall have any rights to or under any of CHS’ or the CHS Subsidiaries’ insurance policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of a member of QHC or any of the QHC Subsidiaries or as expressly provided in this Section 5.01 or in the Employee Matters Agreement.

(b) All insurance policies and programs acquired prior to the Effective Time by or held in the name of Quorum Health Resources (the “QHR Policies”) shall be retained by Quorum Health Resources and Quorum Health Resources shall retain responsibility for and have the exclusive right to control Insurance Administration with respect to the QHR Policies and any and all other rights with respect to the QHR Policies.

(c) Notwithstanding Section 5.01(a) and except as provided in Section 5.01(b), from and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the QHC Group prior to the Effective Time:

(i) QHC shall report any claim to CHS, as promptly as practicable, and in any event in sufficient time so that CHS may make such claim in accordance with CHS’ claim reporting procedures then in effect;

(ii) Except to the extent such loss is a CHS Indemnity Obligation, QHC and the members of the QHC Group shall indemnify, hold harmless and reimburse CHS and the members of the CHS Group for any deductibles, self-insured retention (other than any such retention under a CHS Group captive insurance arrangement), fees and expenses incurred by CHS or any members of the CHS Group to the extent resulting from any claims made by CHS or any other members of the CHS Group under any CHS Insurance Policy, including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by CHS, its employees or third Persons (it being understood that amounts recovered under a CHS Group captive insurance arrangement shall not be deemed to be fees and expenses incurred by CHS or any member of the CHS Group); and

(iii) Except to the extent such loss is a CHS Indemnity Obligation, QHC shall exclusively bear (and neither CHS nor any members of the CHS Group shall have any obligation to repay or reimburse QHC or any member of the QHC Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of any claims made by CHS or any member of the CHS Group under the CHS Insurance Policies. In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the QHC Group, on the one hand, and the CHS Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to CHS’ insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the CHS Group or the QHC Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to CHS’ insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group shall be properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, CHS may elect not to reinstate the policy aggregate. In the event that CHS elects not to reinstate the policy aggregate, it shall provide prompt written notice to QHC, and QHC may direct CHS in writing to, and CHS shall, in such case, reinstate the policy aggregate; provided, that QHC shall then be responsible for all reinstatement premiums and other costs associated with such reinstatement.

In the event that any member of the CHS Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the CHS Group is entitled to coverage under QHC’s insurance policies, the same process pursuant to this Section 5.01(c) shall apply, substituting “CHS” for “QHC” and “QHC” for “CHS.”

(d) Any payments, costs and adjustments required pursuant to Section 5.01(c) shall be billed by CHS, on behalf of itself and the CHS Subsidiaries, to QHC on a monthly basis and QHC, on behalf of itself and the QHC Subsidiaries, shall pay such payments, costs and adjustments to CHS within thirty (30) days from receipt of invoice. If CHS incurs costs to enforce QHC’s obligations under this Section 5.01, QHC agrees to indemnify CHS for such enforcement costs, including reasonable attorneys’ fees.

(e) From and after the Effective Time, neither QHC nor any member of the QHC Group shall have any rights to or under any of the insurance policies of CHS or any other member of the CHS Group. Such CHS insurance programs include general liability, commercial auto liability, workers’ compensation, employers liability, product liability, professional services and malpractice liability, property, cargo, employment practices liability, employee dishonesty/crime, aircraft hull and liability, directors’ and officers’ liability, fiduciary liability and special accident. At the Effective Time, QHC shall have in effect all insurance programs required to comply with QHC’s statutory and contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to the QHC Business.

(f) Neither QHC nor any member of the QHC Group, in connection with making a claim under any insurance policy of CHS or any member of the CHS Group pursuant to this Section 5.01, shall take any action (other than the act of making the claim) that would be reasonably likely to (i) have an adverse impact on the then-current relationship between CHS or any member of the CHS Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by CHS or any member of the CHS Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of CHS or any member of the CHS Group under the applicable insurance policy. CHS and the other members of the CHS Group, in connection with reporting, administering or handling a claim on behalf of QHC or any member of the QHC Group under any insurance policy of CHS or any member of the CHS Group pursuant to this Section 5.01, will use commercially reasonable efforts to avoid taking any action (other than the act of making the claim) that would be reasonably likely to have an adverse impact on the then-current relationship between QHC or any member of the QHC Group, on the one hand, and the applicable insurance company, on the other hand, if such insurance company is also an insurer of QHC or any member of the QHC Group.

(g) CHS shall retain responsibility for and have the exclusive right to control Insurance Administration of its insurance policies and programs and any and all other rights with respect to its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any QHC Liabilities and/or claims QHC has made or could make in the future, and no member of the QHC Group shall (without the prior written consent of CHS) erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with CHS’ insurers with respect to any of CHS’ insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. QHC shall cooperate with CHS and share such information as is reasonably necessary to permit CHS to manage and conduct its insurance matters as it deems appropriate.

(h) QHC shall, and shall cause the members of the QHC Group to, use commercially reasonable efforts, at CHS’ reasonable request, to assist CHS in making claims under the CHS Insurance Policies. CHS shall, to the extent such recovery relates to a CHS Indemnity Obligation, promptly (and in any event within thirty (30) days after CHS’ receipt thereof) pay over to QHC or the applicable member of the QHC Group any Insurance Proceeds that are received by CHS or any member of the CHS Group in respect of such claims.

(i) Neither CHS nor any of the CHS Subsidiaries shall have any obligation to secure stand-alone policies or additional extending reporting coverage for any claims under any of CHS’ or the CHS Subsidiaries’ claims-made or occurrence-reported liability policies for any acts or omissions by QHC or any QHC Subsidiary incurred prior to the Effective Time.

(j) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of either CHS or any CHS Subsidiary in respect of any of the CHS insurance policies and programs or any other contract or policy of insurance.

(k) QHC does hereby, for itself and each other member of the QHC Group, agree that no member of the CHS Group shall have any liability whatsoever as a result of the insurance policies and practices of CHS and the members of the CHS Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(l) The Parties shall utilize the procedures set forth in Article VIII to resolve any disputes regarding the submission or pursuit of any claim under any CHS Insurance Policy.

ARTICLE VI

CERTAIN OTHER MATTERS

Section 6.01. Late Payments. Except as provided in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

Section 6.02. Treatment of Payments for Tax Purposes. For all Tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by CHS to QHC or a distribution by QHC to CHS, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 6.03. Inducement. QHC acknowledges and agrees that CHS’ willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by QHC’s covenants and agreements in this Agreement and the Ancillary Agreements, including QHC’s assumption of the QHC Liabilities pursuant to the Separation and the provisions of this Agreement and QHC’s covenants and agreements contained in Article IV.

Section 6.04. Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV, including Sections 4.02 and 4.03) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 6.05. Non-Solicitation of Employees.

(a) Except as expressly set forth in this Agreement or the Employee Matters Agreement, each Party covenants, agrees and undertakes for itself and each other member of the Group to which such Party belongs, that, except with the written approval of the other Party, no Party nor any member of the Group to which such Party belongs shall, for a period of twenty-four (24) months following the Distribution Date, enter into any employment, consulting, independent contractor or similar arrangement with any employee or former employee of the other Party or employee or former employee of any member of the Group to which such other Party belongs except in accordance with Section 2.04(b) of the Employee Matters Agreement; provided, however, that from and after the one (1) year anniversary of the Distribution Date, the foregoing shall not prohibit either Party from hiring any employee or former employee of the other Party who responds to general solicitations made by the hiring Party to the public or the industry generally through advertising or electronic listings which are not targeted at employees of the other Party so long as such person has ceased to be an employee of the other Party for a period of at least sixty (60) days prior to the date of hire by the hiring Party.

(b) Each Party understands and agrees that the other Party shall suffer irreparable and substantial harm in the event that such Party breaches any of its obligations under this Section 6.04 and that monetary damages shall be inadequate to compensate for the breach. Accordingly, each Party agrees that, in the event of a breach or threatened breach by such Party of any of the provisions of this Section 6.04, the other Party, in addition to and not in limitation of any other rights, remedies or damages available to the other Party under applicable Law or in equity, shall be entitled to equitable remedies, including provisional, interlocutory and permanent injunctive relief in order to prevent or to restrain any such breach by such Party or by any or all of such Party’s Group members, employees, agents, representatives and any and all Persons directly or indirectly acting for, on behalf of or with such Party.

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 7.01. Agreement for Exchange of Information.

(a) Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of CHS and QHC, on behalf of itself and its respective Subsidiaries and Affiliates, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of its Subsidiaries to the extent that (i) such Information relates to the QHC Business, or any QHC Asset or QHC Liability, if QHC is the requesting Party, or to the CHS Business, or any CHS Asset or CHS Liability, if CHS is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority. Notwithstanding the foregoing, this Section 7.01 shall not require the Party to whom the request has been made to provide such information if such Party determines that doing so would, in the reasonable good faith judgment of such Party, reasonably be expected to result in any violation of any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege; provided, that the Parties shall use commercially reasonable efforts to cooperate in seeking to find a way to permit compliance with such obligations to the extent and in a manner that avoids such consequence. The Party providing Information pursuant to this Section 7.01(a) shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 7.01(a) shall expand the obligations of the Parties under Section 7.03.

(b) Access to Specified Information. Without limiting the generality of the foregoing, until the first QHC fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each of CHS and QHC to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each of CHS and QHC shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(c) Financial Reporting and Proxy Materials. Without limiting the generality of the foregoing, each Party shall deliver to the other Party a reasonably complete draft (to the extent practicable) of (i) its first annual report on Form 10-K to be filed with the Commission that includes its respective annual financial statements in the form expected to be covered by the audit report of such Party’s independent auditor and (ii) the proxy materials to be filed with the Commission in respect of such Party’s first annual meeting of stockholders following the Distribution Date (the documents described in clauses (i) and (ii), the “Financial Reporting and Proxy Materials”) at least fifteen (15) days prior to the expected date of filing and to deliver to the other Party any supplements, amendments or significant revisions following such delivery. Each Party shall notify the other Party as soon as reasonably practicable after it becomes aware of any material accounting differences between its Financial Reporting and Proxy Materials and the other Party’s Financial Reporting and Proxy Materials with respect to transactions or activities conducted prior to or at the Effective Time, and the Parties shall subsequently confer and use commercially reasonable efforts to consult with each other in good faith and resolve such differences prior to the filing of the applicable Financial Reporting and Proxy Materials.

(d) Medical Records and Patient Confidentiality. The Parties agree that in the performance of any obligation set forth in this Section 7.01, the Parties shall protect the confidentiality of all patient records in accordance with the standards of all applicable local, state and federal laws and regulations relating to the patient records, specifically including the privacy requirements of the Administrative Simplification subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder and state requirements and in compliance with any applicable BA Agreement.

(e) Compensation for Providing Information. Subject to any Ancillary Agreement or any other agreement between the Parties, the Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 7.02. Ownership of Information. The provision of any Information pursuant to Section 7.01 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute the grant of rights in or to any such Information.

Section 7.03. Stored Records.

(a) The Parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the Parties, and that following the Effective Time, each Party will have some of the Tangible Information of the other Party stored at internal or Third Party records storage locations (each, a “Records Facility”). Tangible Information held in a Records Facility maintained or arranged for by the Party other than the Party that owns such Tangible Information is referred to as “Stored Records”. The Party that maintains the Records Facility where Stored Records are held is referred to as the “Custodial Party” and the Party that owns the Stored Records held in the other Party’s Records Facility is referred to as the “Non-Custodial Party”.

(b) Each Party shall use commercially reasonable efforts: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 7.03; (ii) to comply with the requirements of any applicable BA Agreement and any applicable privacy or security regulations promulgated under the Health Insurance Portability and Accountability Act of 1996, as amended; and (iii) to comply with the requirements of any “Litigation Hold” that relates to Stored Records as to which it is the Custodial Party that relate to (x) any Proceeding that is pending as of the Effective Time; or (y) any Proceeding that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a Notice of the applicable “Litigation Hold” from the Non-Custodial Party.

Section 7.04. Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate unless such inaccuracy is caused by the gross negligence or willful misconduct of the Party providing such Information. Neither Party shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of this Article VII.

Section 7.05. Other Agreements Providing for Exchange of Information; Retention of Records.

(a) The rights and obligations set forth under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b) Either Party that receives, pursuant to a request for Information in accordance with this Article VII, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting Party.

(c) When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 7.03) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information, certify to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

(d) Except when a longer period is required by Law or is specifically provided for herein or in any Ancillary Agreement, each Party hereto shall take all necessary action to keep, or cause to be kept, in its original form or a copy thereof, for a period equal to the time required by the applicable CHS document retention policy, following the Distribution Date, all material Information relating to such Party’s Group and its operations prior to the Distribution Date; provided, however, that any party hereto may offer in writing to deliver to the other parties all or a portion of such information as it relates to the offering Party’s Group and, if such offer is accepted in writing within 90 days after receipt thereof, the offering Party shall promptly arrange for the delivery of such information (or copies thereof) to each accepting Party (at the expense of such accepting Party). If such offer is not so accepted, the offered information may be destroyed or otherwise disposed of by the offering Party at any time thereafter. With regard to patient records, each Party hereto shall maintain the patient records held at each of its Facilities (or delivered to it pursuant hereto) relating to periods prior to the Distribution Date in accordance with applicable Law, and requirements of relevant insurance carriers, and in a manner consistent with its maintenance of patient records generated at its Facilities after the Distribution Date. Each Party acknowledges that as a result of operating the Facilities it will gain access to patient and other information which is subject to rules and regulations regarding confidentiality, and agrees to abide by such rules and regulations with regard to such confidential information. Notwithstanding the foregoing, in the event any Party has notified the other in writing of any Proceeding with respect to with the other Party may have applicable books, records or other documents, the notified Party shall take commercially reasonable efforts to identify and preserve such books, records or other documents in accordance with the notified Party’s litigation hold/document preservation policies or such time as specified in writing by the notifying Party.

Section 7.06. Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of an adversarial Proceeding or Dispute between CHS and QHC or as prohibited by applicable Law, each Party shall use its reasonable best efforts (which shall not impose undue burden on such Party) to make available to the other Party, upon written request, the former and then-current directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Proceeding in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend any Third Party Claim, the other Party shall make available to such Indemnifying Party (without undue burden to such other Party), upon written request, the former and then-current directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its possession, custody or control, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult with each other to the extent reasonably necessary with respect to any Proceedings.

(d) The obligation of the Parties to provide witnesses pursuant to this Section 7.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.06(a)).

Section 7.07. Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time have been and shall be rendered for the collective benefit of the Parties and their respective Subsidiaries, and that each Party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.

(b) The Parties agree as follows:

(i) CHS shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates primarily to the CHS Business, whether or not the Privileged Information is in the possession or under the control of CHS or a CHS Subsidiary or QHC or a QHC Subsidiary. CHS shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates primarily to any CHS Liabilities resulting from any Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of CHS or a CHS Subsidiary or QHC or a QHC Subsidiary.

(ii) QHC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates primarily to the QHC Business, whether or not the Privileged Information is in the possession or under the control of QHC or a QHC Subsidiary or CHS or a CHS Subsidiary. QHC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates primarily to any QHC Liabilities resulting from any Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of QHC or a QHC Subsidiary or CHS or a CHS Subsidiary.

(iii) If CHS and QHC do not agree as to whether certain Information is Privileged Information, then the Information shall be treated as Privileged Information, and the Party who believes such Information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree. The Parties shall utilize the procedures set forth in Article VIII to resolve any disputes as to whether any Information relates primarily to the CHS Business, primarily to the QHC Business, or to both the CHS Business and the QHC Business.

(c) Subject to Sections 7.07(d) and 7.07(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 7.07(b) and all privileges and immunities relating to any Proceedings or other matters that involve both Parties (or one or more of their respective Subsidiaries) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between CHS and QHC, or any of their respective Subsidiaries, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or their respective Subsidiaries, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e) In the event of any adversarial Proceeding or Dispute between CHS and QHC, or any members of their respective Groups, in which CHS or QHC, or any member of their respective Groups, intend to make use of any Privileged Information with respect to which the other Party or member of such other Party’s Group has a shared privilege, each Party agrees that the Party making use of such Privileged Information shall do so in a manner reasonably calculated to preserve and not waive any privilege held by the other Party or member of such other Party’s Group with respect to such Privileged Information, including but not limited to filing or submitting such Privileged Information to a court or arbitrator under seal, and the Parties shall take all reasonable efforts to preserve the privilege and to protect against any waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of (or of written notice that it will or has received) any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have, under this Section 7.07 or otherwise, to prevent the production or disclosure of such Privileged Information; provided, that if such Party is prohibited by applicable Law from disclosing the existence of the request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use commercially reasonable efforts to inform the other Party of any related information such Party determines, in its discretion, is necessary or appropriate for the other Party to be informed of to enable the other Party to review the Privileged Information and to assert its rights, under this Section 7.07 or otherwise, to prevent the production or disclosure of such Privileged Information

(g) Any furnishing of, or access to, Information pursuant to this Agreement is made in reliance on the agreement of CHS and QHC set forth in this Section 7.07 and in Section 7.08 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VII shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the privilege or immunity.

(h) In furtherance of, and without limitation to, the Parties’ agreement under this Section 7.07, CHS and QHC shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 7.08. Confidentiality.

(a) Confidentiality. From and after the Effective Time, subject to Section 7.09 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, CHS, on behalf of itself and each of the CHS Subsidiaries, and QHC, on behalf of itself and each of the QHC Subsidiaries, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, with at least the same degree of care that applies to CHS’ confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential and proprietary information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information; or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential information of the other Party or any of its Subsidiaries. If any confidential and proprietary information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 7.08(a) to any other Person, except its Representatives who need to know such information in their capacities as such, and except in compliance with Section 7.09. Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement shall be subject to the provisions of Section 7.03. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option and as promptly as practicable after receiving a written request from the other Party, either (i) return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to the other Party that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such information located in back-up, archival electronic storage).

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time, including a BA Agreement; or (ii) that, as between the two Parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws, including applicable privacy or security regulations promulgated under the Health Insurance Portability and Accountability Act of 1996, as amended. As may be provided in more detail in an applicable Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

Section 7.09. Protective Arrangements. In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any confidential or proprietary information of the other Party (other than with respect to any such information furnished pursuant to the provisions of Sections 7.01 through 7.07), as applicable, that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with Notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01. Good-Faith Negotiation. Subject to Section 8.03, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (including regarding whether any Assets are QHC Assets, any Liabilities are QHC Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of senior vice president or general counsel and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by the preceding sentences of this Section 8.01, the Dispute shall be submitted to arbitration in accordance with Section 8.02.

Section 8.02. Arbitration; Litigation.

(a) In the event that a Dispute has not been resolved within thirty (30) days after receipt by a Party of an Initial Notice provided in Section 8.01, or within such longer period of good faith negotiation as the Parties may agree to in writing, then, unless the Dispute involves primarily non-monetary relief (in which case such Dispute shall be addressed in accordance with Section 8.02(e)), such Dispute shall, upon the written request of a Party (an “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the then current CPR Arbitration Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”). The arbitration shall be held in Williamson County, Tennessee. Unless otherwise agreed by the Parties in writing, any Dispute to be decided by binding arbitration pursuant to this Section 8.02 will be decided (i) before a sole independent arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals $25 million or less; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals more than $25 million.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the Arbitration Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the Arbitration Rules.

(c) If the amount in dispute, inclusive of all claims and counterclaims, totals $25 million or less, then each Party shall provide the arbitrator with its respective resolution of the Dispute, including the net amount to be paid or received by such Party, together with the supporting calculations and analyses prepared with respect thereto, and the arbitrator shall select either the resolution of the Dispute as proposed by CHS or by QHC; provided, that the arbitrator may award only one or the other of the net amounts so submitted. If the amount in dispute, inclusive of all claims and counterclaims, totals more than $25 million, the arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any monetary relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date) and attorneys’ fees and costs. The arbitrator(s) will decide the substance of all claims in accordance with applicable Law, including recognized principles of equity, and will honor all claims of privilege recognized by Law. In no event shall the arbitrator(s) award any relief not specifically requested by the parties or award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 8.03, the arbitrator(s) may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The Parties shall share equally the administration and arbitrator fees associated with the arbitration.

(d) The initiation of arbitration pursuant to this Article VIII will toll the applicable statute of limitations for the duration of any such proceedings.

(e) If the Dispute involves primarily non-monetary relief, then such Dispute shall not be submitted to arbitration, and either Party may commence litigation in the Tennessee Court of Chancery located in Williamson County, Tennessee (or, if such court does not have subject matter jurisdiction thereof, any other federal or state court located in the Middle District of the State of Tennessee with subject matter jurisdiction).

Section 8.03. Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VIII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 8.01 and 8.02 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 8.02 if such Party has submitted an Arbitration Request and the other Party has failed to comply with Section 8.02 in good faith with respect to commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Arbitration Rules. Immediately following the issuance of any preliminary provisional or injunctive relief pursuant to clause (a) of the immediately preceding sentence, the Party seeking such relief will consent to the stay of any judicial proceedings pending the resolution of the Dispute pursuant to the procedures set forth in Section 8.01.

Section 8.04. Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such commitments are the specific subject of the Dispute at issue.

Section 8.05. Consent to Jurisdiction. CHS and QHC each hereby expressly (a) submits and consents in advance to the jurisdiction of any Tennessee State Court sitting in Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee with respect to any Proceeding arising out of or relating to this Agreement, (b) waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens, (c) agrees that all claims with respect to such Proceedings may be heard and determined in any Tennessee State Court sitting in Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee, (d) agrees not to commence any Proceeding relating to this Agreement other than in a Tennessee State Court sitting in Williamson County, Tennessee or the United States District Court for the Middle District of Tennessee, and (e) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.06. Waiver of Jury Trial. EACH OF CHS AND QHC ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of CHS without the approval of any other Person, including QHC. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

ARTICLE X

MISCELLANEOUS

Section 10.01. Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a) Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b) Entire Agreement. This Agreement, the Ancillary Agreements and the exhibits, schedules and annexes hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. It is the intention of the Parties that the Conveyance and Assumption Instruments shall be consistent with the terms of this Agreement and the other Ancillary Agreements. In the event of any conflict between the Conveyance and Assumption Instruments and this Agreement, the provisions of this Agreement shall control. The Parties agree that the Conveyance and Assumption Instruments are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of CHS, any CHS Subsidiary, QHC or any QHC Subsidiary from those contained in this Agreement and the other Ancillary Agreements.

(c) Corporate Power. CHS represents on behalf of itself and, to the extent applicable, each CHS Subsidiary and QHC represents on behalf of itself and, to the extent applicable, each QHC Subsidiary as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Signatures and Delivery. Each Party acknowledges that it and the other Party may execute this Agreement and any Ancillary Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Agreement and Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 10.02. Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.03. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any other party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or the other parties thereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole in connection with a Change of Control of a Party, so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a Change of Control.

Section 10.04. Third Party Beneficiaries. Except (a) for the indemnification rights under this Agreement of a CHS Indemnitee or QHC Indemnitee in their respective capacities as such under Article IV; and (b) for the releases under Section 4.01 of any Person provided therein, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, any rights or remedies hereunder; and (ii) there are no other third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 10.05. Notices. All Notices under this Agreement, and to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to CHS:

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Attn: General Counsel

If to QHC:

Quorum Health Corporation

1573 Mallory Lane

Suite 100

Brentwood, TN 37027

Attn: General Counsel

Either Party may, by Notice to the other Party, change the address to which such Notices are to be given.

Section 10.06. Severability. In the event that any one or more of the terms or provisions of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any Ancillary Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement (or the applicable Ancillary Agreement) which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement or any Ancillary Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 10.07. Force Majeure. Neither Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or any Ancillary Agreement as soon as reasonably practicable.

Section 10.08. No Set Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement or any Ancillary Agreement.

Section 10.09. Responsibility for Expenses.

(a) Expenses Incurred on or Prior to the Effective Time. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Separation, and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by CHS.

(b) Expenses Incurred or Accrued After the Effective Time. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Time; provided that, except as provided in the Transition Services Agreement, any costs and expenses incurred in obtaining any Consent or novation from a Third Party in connection with the assignment to and assumption by a Party or its Subsidiary of any contracts, commitments or understandings in connection with the Separation shall be borne by the Party or its Subsidiary to which such contract, commitment or understanding is being assigned.

Section 10.10. Headings. The Article, Section and Paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 10.11. Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants and other agreements contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Effective Time and shall remain in full force and effect thereafter in accordance with their terms.

Section 10.12. Performance. CHS will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the CHS Group. QHC will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the QHC Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 10.13. Waivers of Default. Waiver by either Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.14. Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties or their relevant Subsidiaries, as the case may be. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party or relevant Subsidiary against whom it is sought to be enforced.

Section 10.15. Interpretation. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement or any Ancillary Agreement shall be deemed to refer to this Agreement or such Ancillary Agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 10.16. Public Announcements. From and after the Effective Time, CHS and QHC shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 10.17. Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or the Ancillary Agreements, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Proceeding for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.18. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither QHC or any member of the QHC Group, on the one hand, nor CHS or any member of the CHS Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability to the extent payable to a Third Party with respect to a Third Party Claim).

Section 10.19. Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

COMMUNITY HEALTH SYSTEMS, INC.		QUORUM HEALTH CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

Signature Page to Separation and Distribution Agreement